Exhibit 99.1 February 2, 2004 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN EARNINGS INCREASE 55 PERCENT IN THE FOURTH QUARTER

Birmingham, Alabama - February 2, 2004 - Vulcan Materials Company (NYSE:VMC) today announced fourth quarter net earnings of $0.56 per diluted share, as compared with $0.36 per diluted share in the fourth quarter of 2002. Earnings from continuing operations were $61.0 million, or $0.59 per diluted share, an increase of $0.22 per share from the prior year as operating results in both Construction Materials and Chemicals improved significantly. Net sales of $657.6 million were 13 percent higher than the prior year.

For the full year, net earnings increased to $1.90 per diluted share from $1.66 per diluted share in the prior year. Earnings from continuing operations before cumulative effect of accounting changes were $2.18 per diluted share, a 14 percent increase from the prior year. Net sales increased 9 percent to $2.6 billion.

Operating cash flows less capital expenditures were a record $325 million in 2003. Selling, administrative and general expenses increased $20.2 million in 2003 due primarily to higher pension and healthcare costs and performance-based incentive compensation.

All results are preliminary and unaudited.

Commenting on 2003 results, Don James, Chairman and CEO of Vulcan stated, "Both of our businesses continued to improve in the fourth quarter. In Construction Materials, aggregates shipments increased 15 percent from the fourth quarter of 2002. Shipments in the second half increased 14 percent from the prior year. Aggregates margins continued to expand from the levels of late 2002 and early 2003. In Chemicals, we have begun to realize the benefits of our efforts to improve operating efficiencies and reduce controllable costs."

The Company has completed the divestiture of its Performance Chemicals business unit. Accordingly, financial results referable to these businesses are reported in discontinued operations. For the year, discontinued operations reported a loss of $0.10 per diluted share.

Segment Results - Construction Materials

For the quarter, net sales were $522.0 million, compared with $467.3 million in 2002. The segment earned $106.4 million, up 37 percent from the prior year. Pricing for aggregates increased approximately 2 percent and shipments increased 15 percent. Aggregates demand improved in most of the Company's markets, particularly in the Southeastern, Gulf Coast and Southwestern markets.

In the fourth quarter of 2003, the Company sold approximately $33 million of excess real estate in California and Arizona. The resulting pretax gain of $18 million is included in gain on sale of property, plant and equipment. Additionally, the Company adjusted the value of certain similar real estate to current market values. The resulting pretax charge of $11 million is included in impairment of long-lived assets.

For the year, Construction Materials earned $388.7 million from $2.1 billion in sales. Aggregates volume was up 7 percent and pricing was up slightly but offset by product mix weighted more towards lower-priced products. The earnings benefit from higher aggregates volume was mostly offset by the effects of lower asphalt volumes, higher energy-related costs and increased pension and healthcare expenses.

Segment Results - Chemicals

The Chemicals segment reported fourth quarter net sales of $135.6 million, a 19 percent increase from the prior year. Segment results were a loss of $6.1 million, including approximately $9 million of non-cash charges for estimated future groundwater monitoring and remediation costs at the Company's plants. The earnings improvement over the $15.7 million loss in 2002 was due primarily to improved operating performance, the ramp up in sales of our environmentally-friendly-feedstock ("5CP") used to manufacture refrigeration insulation, and higher sales volumes of caustic soda, chlorine and certain other chlorinated organics products. Pricing for both caustic soda and chlorine was up slightly from the fourth quarter of 2002, but down from the third quarter of 2003.

In 2003, the Chemicals segment reported net sales of $531.9 million compared with $424.9 million in the prior year. Segment earnings improved $36 million to a loss of $27.6 million. The earnings improvement was due primarily to better pricing for caustic soda and chlorine, particularly in the first half of the year, higher sales volumes for 5CP and certain other chlorinated organic products, higher operating rates and improved cost management at the plants.

Outlook

Mr. James stated, "Our current outlook for 2004 in our Construction Materials markets is cautiously optimistic given the strong demand and shipments in the second half of 2003. Residential construction has been robust for some time now and we anticipate the pace in 2004 to approximate the level of activity in 2003. Highway construction is projected to increase modestly in 2004 while our outlook is for an increase in private nonresidential construction late in the year. Overall, for the full year, we expect aggregates shipments and pricing in our markets to increase modestly. In light of these assumptions, we expect Construction Materials earnings for the year to be in the range of $415 to $445 million.

"With respect to Chemicals, we are forecasting earnings improvement from the loss in 2003 as a result of additional improvements in plant operating performance and slightly higher demand for key chlorinated organic products. Pricing for caustic soda is projected to be flat to slightly down from 2003. Segment earnings are expected to be a loss of $5 to $15 million in 2004.

"Overall for 2004, we expect to earn $2.45 to $2.65 per share from continuing operations.

"In the first quarter, we expect Construction Materials earnings to approximate or slightly exceed the first quarter of 2003, assuming normal weather patterns. Our Chemicals segment is expected to report a slight loss due to weaker pricing for caustic soda and chlorine. As a result, we expect to earn between $0.10 and a loss of $0.05 per share."

The Company will give quarterly and annual earnings guidance, and will issue press releases to revise earnings guidance if the Company is reasonably certain that its earnings per share, on either a quarterly basis or an annual basis, will be outside its last published guidance.

Conference Call

Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 10:00 a.m. CST on February 3, 2004. Investors and other interested parties may access the teleconference live by calling (800) 901-5241 (access code is 67043498) or via the Internet through Vulcan's home page at www.vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a significant industrial chemicals manufacturer.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the depressed demand for the Company's chemical products; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.

TABLE A
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands, except per share data)
Consolidated Statements of Earnings (Condensed and unaudited)	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Net sales	$657,564	$581,286	$2,618,823	$2,405,444
Delivery revenues	71,171	58,835	273,363	242,607
Total revenues	728,735	640,121	2,892,186	2,648,051
Cost of goods sold	500,193	470,872	2,035,349	1,888,973
Delivery costs	71,171	58,835	273,363	242,607
Cost of revenues	571,364	529,707	2,308,712	2,131,580
Gross profit	157,371	110,414	583,474	516,471
Selling, administrative and general expenses	55,698	49,044	217,096	196,921
Impairment of long-lived assets	12,909	326	15,709	4,276
Gain on sale of property, plant & equipment, net	20,769	3,552	27,900	9,212
Other operating costs	13,937	6,082	25,453	13,152
Minority interest in (earnings) losses	(849)	1,374	671	2,486
Other income, net	5,497	2,000	7,230	5,634
Earnings from continuing operations before interest and income taxes	100,244	61,888	361,017	319,454
Interest income	1,480	855	4,528	3,473
Interest expense	13,230	14,206	54,120	54,841
Earnings from continuing operations before income taxes	88,494	48,537	311,425	268,086
Provision for income taxes	27,557	11,051	87,971	71,427
Earnings from continuing operations before cumulative effect of accounting changes	60,937	37,486	223,454	196,659
Loss on discontinued operations	(3,609)	(885)	(9,691)	(6,246)
Cumulative effect of accounting changes	-	-	(18,811)	(20,537)
Net earnings	$57,328	$36,601	$194,952	$169,876
Basic net earnings per share:
Earnings from continuing operations before cumulative effect of accounting changes	$0.60	$0.37	$2.19	$1.93
Discontinued operations	(0.04)	(0.01)	(0.09)	(0.06)
Cumulative effect of accounting changes	-	-	(0.19)	(0.20)
Net earnings per share	$0.56	$0.36	$1.91	$1.67
Diluted net earnings per share:
Earnings from continuing operations before cumulative effect of accounting changes	$0.59	$0.37	$2.18	$1.92
Discontinued operations	(0.03)	(0.01)	(0.10)	(0.06)
Cumulative effect of accounting changes	-	-	(0.18)	(0.20)
Net earnings per share	$0.56	$0.36	$1.90	$1.66
Weighted-average common shares outstanding:
Basic	101,956	101,764	101,849	101,709
Assuming dilution	103,080	102,408	102,710	102,515
Cash dividends per share of common stock	$0.245	$0.235	$0.980	$0.940
Depreciation, depletion, accretion and amortization from continuing operations	$68,965	$66,816	$267,890	$257,204
Effective tax rate	31.1%	22.8%	28.2%	26.6%
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE B
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Operating Results by Reportable Segment (Unaudited)	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Net Sales
Construction Materials	$521,995	$467,306	$2,086,944	$1,980,576
Chemicals	135,569	113,980	531,879	424,868
Total	$657,564	$581,286	$2,618,823	$2,405,444
Total Revenues
Construction Materials	$579,913	$514,445	$2,309,642	$2,175,845
Chemicals	148,822	125,676	582,544	472,206
Total	$728,735	$640,121	$2,892,186	$2,648,051
Earnings from Continuing Operations Before Interest and Income Taxes
Construction Materials	$106,393	$77,577	$388,654	$383,237
Chemicals	(6,149)	(15,689)	(27,637)	(63,783)
Segment* earnings	$100,244	$61,888	$361,017	$319,454
Depreciation, Depletion, Accretion and Amortization from Continuing Operations
Construction Materials	$55,112	$53,673	$215,693	$204,743
Chemicals	13,853	13,143	52,197	52,461
Total	$68,965	$66,816	$267,890	$257,204

* After allocation of corporate expenses and income, other than interest, to the segments with which it is related in terms of products and services. Allocations are based on average capital employed and net sales.

See accompanying Notes to Condensed Consolidated Financial Statements

TABLE C
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	December 31 2003	December 31 2002
Assets
Cash and cash equivalents	$416,689	$170,728
Medium-term investments	4,974	-
Accounts and notes receivable:
Accounts and notes receivable, gross	368,671	341,057
Less: Allowance for doubtful accounts	(8,718)	(8,931)
Accounts and notes receivable, net	359,953	332,126
Inventories:
Finished products	174,778	189,378
Raw materials	7,483	10,191
Products in process	476	486
Operating supplies and other	36,639	39,531
Inventories	219,376	239,586
Deferred income taxes	34,358	37,698
Prepaid expenses	14,892	9,550
Total current assets	1,050,242	789,688
Investments and long-term receivables	21,111	15,964
Property, plant and equipment:
Property, plant and equipment, cost	4,115,646	4,098,543
Less: Reserve for depr., depl., and amort.	(2,222,998)	(2,122,490)
Property, plant and equipment, net	1,892,648	1,976,053
Goodwill	579,817	575,791
Deferred charges and other assets	93,042	90,725
Total	$3,636,860	$3,448,221
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$249,721	$41,641
Notes payable	29,000	37,298
Trade payables and accruals	129,361	122,053
Other current liabilities	134,870	96,717
Total current liabilities	542,952	297,709
Long-term debt	607,654	857,757
Deferred income taxes	338,913	345,181
Other noncurrent liabilities	252,518	157,930
Minority interest	91,987	92,658
Shareholders' equity	1,802,836	1,696,986
Total	$3,636,860	$3,448,221
Current ratio	1.9	2.7
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE D
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands) Twelve Months Ended December 31
Consolidated Statements of Cash Flows (Condensed and unaudited)	2003	2002
Operating Activities
Net earnings	$194,952	$169,876
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	277,091	267,676
Cumulative effect of accounting changes	18,811	20,537
(Increase) decrease in assets before effects of business acquisitions	(36,080)	18,504
Increase (decrease) in liabilities before effects of business acquisitions	77,798	(28,038)
Other, net	(13,657)	12,947
Net cash provided by operating activities	518,915	461,502
Investing Activities
Purchases of property, plant and equipment	(193,923)	(248,778)
Payment for businesses acquired, net of acquired cash	(3,543)	(43,445)
Increase in medium-term investments	(4,974)	-
Proceeds from sale of property, plant & equipment	81,700	25,888
Net cash used for investing activities	(120,740)	(266,335)
Financing Activities
Net payments - commercial paper and bank lines of credit	(8,298)	(6,582)
Payment of short-term debt	(41,593)	(17,264)
Payment of long-term debt	(245)	(7,427)
Dividends paid	(99,580)	(95,384)
Other, net	(2,498)	1,416
Net cash used for financing activities	(152,214)	(125,241)
Net increase in cash and cash equivalents	245,961	69,926
Cash and cash equivalents at beginning of period	170,728	100,802
Cash and cash equivalents at end of year	$416,689	$170,728
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE E

Notes to Condensed Consolidated Financial Statements

1.  Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below (amounts in thousands):

	2003	2002
Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$54,409	$55,465
Income taxes	47,890	39,177
Supplemental Schedule Of Noncash Investing and Financing Activities
Liabilities and long-term debt assumed in business acquisitions	-	1,573